Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-53593, File No. 333-53595, File No. 333-94207, File No. 333-85288, File No. 333-88572, File No. 333-88574 and File No. 333-134502) of our reports dated March 16, 2007 with respect to the 2006 consolidated financial statements of Macatawa Bank Corporation, Macatawa management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 16, 2007